Exhibit 99.1

  SANGAMO BIOSCIENCES ANNOUNCES SECOND EXPANSION OF RESEARCH COLLABORATION WITH
                  LIFESCAN FOCUSED ON NOVEL DIABETES TREATMENTS

     RICHMOND, Calif., Sept. 14 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced today the second expansion of its research collaboration with LifeScan, Inc. to use Sangamo's proprietary zinc finger DNA binding proteins (ZFPs) to develop therapeutic cell lines as a treatment for diabetes. LifeScan, a Johnson & Johnson company (NYSE: JNJ), is a leading manufacturer of blood glucose meters. Under the agreement, Sangamo will receive expanded research funding from LifeScan through 2006.

     "Our research collaboration with LifeScan illustrates the potential of our ZFP technology to play a key role in regenerative medicine approaches," said Edward Lanphier, Sangamo's president and chief executive officer. "We can design and engineer ZFP transcription factors (ZFP TFs) that specifically regulate the expression of genes that LifeScan has identified as critical for the development of potential cell therapeutics for the treatment of diabetes. Our initial collaboration has gone very well and we believe that LifeScan's decision to extend our agreement demonstrates their enthusiasm for our technology and its potential for developing novel therapeutics."

     Proteins known as transcription factors are critical components for the expression of genes in all organisms. A transcription factor regulates gene expression by recognizing and binding to a specific DNA sequence associated with a particular gene and causing that gene to be activated or repressed. Activation or repression of a gene in a cell can have a specific effect on the cell's function that may be therapeutically useful.

     Diabetes is a chronic disease in which the body does not make, or does not properly regulate the hormone insulin. Insulin helps the body to store and use the energy from sugar, starches and other foods. The result is that the body doesn't get the energy it needs, and unmetabolized sugar (glucose), builds up in the blood causing damage to the body and its systems. An estimated 18.2 million Americans, or about 3 percent of the U.S. population, have diabetes. Annually,
1.3 million new cases of diabetes are diagnosed among people 20 years or older in the United States.

     About Sangamo BioSciences, Inc.

     Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with diabetic neuropathy and peripheral artery disease. Other therapeutic development programs are focused on macular degeneration, ischemic heart disease, congestive heart failure, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases, such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com.

     This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             09/14/2005
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Justin Jackson, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com /